American Funds Inflation Linked Bond Fund
November 30, 2016
Because the electronic format for filing Form N-SAR does not provide adequate space for responding to
Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2,
complete answers are as follows:
Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period
Share Class	Total Income Dividends (000's omitted)
Class A	$373
Class B	$-
Class C	$2
Class F-1	$8
Class F-2	$99
Total	$482
Class 529-A	$12
Class 529-B	$-
Class 529-C	$-
Class 529-E*	$-
Class 529-F-1	$1
Class R-1*	$-
Class R-2	$1
Class R-2E*	$-
Class R-3	$2
Class R-4	$1
Class R-5	$1
Class R-5E*	$-
Class R-6	$6,412
Total	$6,430
Item 73 A1 and 73A2
Distributions per share for which record date passed during the period
Share Class	Dividends from Net Investment Income
Class A	$0.0400
Class B	$-
Class C	$0.0060
Class F-1	$0.0386
Class F-2	$0.0502
Class 529-A	$0.0450
Class 529-B	$-
Class 529-C	$-
Class 529-E	$0.0222
Class 529-F-1	$0.0445
Class R-1**	$-
Class R-2	$0.0321
Class R-2E	$0.0344
Class R-3	$0.0364
Class R-4	$0.0441
Class R-5	$0.0553
Class R-5E	$0.0597
Class R-6	$0.0561
Item 74U1 and 74U2
Number of shares outstanding
Share Class	Shares Outstanding (000's omitted)
Class A	27,574
Class B	6
Class C	1,050
Class F-1	2,953
Class F-2	21,248
Total	52,831
Class 529-A	807
Class 529-B	2
Class 529-C	199
Class 529-E	25
Class 529-F-1	83
Class R-1	13
Class R-2	119
Class R-2E	64
Class R-3	258
Class R-4	175
Class R-5	42
Class R-5E	1
Class R-6	158,880
Total	160,668
Item 74V1 and 74V2
Net asset value per share (to nearest cent)
Share Class	Net Asset Value Per Share
Class A	$9.70
Class B	$9.66
Class C	$9.60
Class F-1	$9.70
Class F-2	$9.73
Class 529-A	$9.71
Class 529-B	$9.68
Class 529-C	$9.60
Class 529-E	$9.68
Class 529-F-1	$9.73
Class R-1	$9.63
Class R-2	$9.59
Class R-2E	$9.71
Class R-3	$9.65
Class R-4	$9.70
Class R-5	$9.73
Class R-5E	$9.70
Class R-6	$9.74
* Amount less than one thousand
** Amount less than $.01